Exhibit 99.1

              MEDCATH INCORPORATED ANNOUNCES FIRST QUARTER RESULTS


First Quarter Highlights:

   * First quarter EPS of $0.15 with record net revenue and net income
   * McAllen  Heart  Hospital   continues   improvement  and  operates
      profitably for the quarter
   * Arizona Heart Hospital announced, five heart hospitals under development
   * Diagnostics Division expands to 31  facilities with opening of Gastonia lab
   * Practice  Management Division commences management of Heart Clinic

Charlotte,   North   Carolina   (January  27,  1997)  --  MedCath   Incorporated
(Nasdaq/NM:MCTH) today announced financial results for the first quarter ended December 31, 1996.

         Net revenue for the first quarter ended December 31, 1996, increased 104% to $22.9 million compared with $11.2 million for the same period in 1995. Net income for the first quarter ended December 31, 1996, increased 43% to $1.8 million compared with $1.2 million for the same period in 1995. Net income per share for the first quarter ended December 31, 1996, increased to $0.15 on 11.7 million shares compared with $0.14 on 9.0 million shares for the same period in 1995.

         Stephen R. Puckett, president of MedCath said, "While we are pleased that the financial results for the quarter were consistent with analysts' expectations, we are particularly pleased that our operational progress in fiscal 1996 has continued into the first quarter. In calendar year 1996, the first full year of operations for the McAllen Heart Hospital, we believe that the hospital has achieved a dominant 44% cardiac cath lab market share. During that period, the hospital treated 2,330 patients in its cardiac cath labs and performed 354 open heart procedures. During the first quarter of fiscal 1997, the average daily census at the McAllen Heart Hospital was 40, procedure volumes continued to increase and the hospital experienced record net revenue and operated profitably."

          During the first quarter, each of the Company's operating divisions continued their expansion. The Company announced the formation of a venture with the Arizona Heart Institute to construct a new heart hospital to be located in Phoenix, Arizona. To be named the Arizona Heart Hospital, the venture plans to complete the hospital by Spring 1998 and will be the Company's sixth heart hospital project. The Diagnostics Division expanded with the opening of a new cath lab pursuant to a joint venture agreement with the 442-bed Gaston Memorial Hospital in Gastonia, North Carolina. The opening of this lab brings the total number of mobile and fixed-site facilities either owned or managed by the Company to 31. The Practice Management Division commenced management of Heart Clinic, P.A. on October 1, 1996. Heart Clinic is a seven-physician cardiology group located in McAllen, Texas, and is the third physician group practice managed by the Company.

         In closing, Mr. Puckett said, "We continue to be enthusiastic about the progress we are making. All three divisions are performing very well, and we believe this momentum will continue throughout the year. Clearly, MedCath has established itself as a unique company specializing in very attractive lines of business in the health care sector. We are confident that we are becoming the premier cardiovascular disease management company."

         Statements contained in this press release which are not historical facts may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Such risks and uncertainties include construction and development risks associated with heart hospitals; operating losses and negative cash flows during the initial operation of heart hospitals; dependence on physician relationships; dependence on long-term management contracts; fluctuations in quarterly operating results from seasonality, population shifts and other factors; dependence on key management; as well as other risks detailed in the Company's filings with the Securities and Exchange Commission.

         MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices. The Company operates one specialty heart hospital and has five additional heart hospitals under development, manages three medical practices comprised of a total of 76 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operates mobile cardiac catheterization laboratories serving networks of hospitals.


                              MEDCATH INCORPORATED
                              Financial Highlights

                                                                       Three Months Ended
                                                                           December 31
                                                                       1996             1995

Net revenue                                                   $    22,854,453      $  11,208,633
Operating expenses                                                 19,333,246          8,845,612
                                                                   ----------        -----------

Income from operations                                              3,521,207          2,363,021

Income before income taxes                                          2,923,760          2,043,617
Provision for income taxes                                          1,169,504            817,447

Net income                                                    $     1,754,256       $  1,226,170

Net income per common and common
equivalent share                                              $          0.15       $       0.14

Weighted average number of shares outstanding                      11,684,550          8,989,601



                                                                 December 31,        September 30,
                                                                     1996                1996

Cash and short-term investments                               $   58,462,519         $  61,693,549

Working capital                                               $   64,554,443         $  65,809,625

Total assets                                                  $  199,368,803         $ 181,920,718

Long-term debt and capital leases,
         excluding current maturities                         $   59,028,243         $  45,895,438

Shareholders' equity                                          $  122,089,346         $ 120,245,093










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